                                                                    EXHIBIT 11.1
                      NITINOL MEDICAL TECHNOLOGIES, INC.
                       STATEMENT RE: EARNINGS PER SHARE
                                  (UNAUDITED)

                                                For the Three Months Ended
                                                          March 31,
                                                   1997              1996
                                           -----------------------------------
Net Income (Loss)                            $        79,361    $  (1,125,429)
                                           ===================================
Weighted average common
    shares outstanding                             9,437,676        4,037,189

Stock issued within twelve
    months of initial public
    offering (1)                                         -          2,782,073

Common stock equivalents                           1,500,980              -
                                           -----------------------------------
Weighted average number of
    common and common equiv-
    alent shares outstanding                      10,938,656        6,819,262
                                           -----------------------------------
Net income (loss) per share
    amount                                    $         0.01    $       (0.17)
                                           ===================================

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock, stock options, and stock warrants issued at prices below the initial public offering price during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.